Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

TREATY OAK BANCORP, INC.

AND

TREATY OAK HOLDINGS, INC.

DATED AS OF OCTOBER 3, 2006

i

ii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of October 3, 2006 (this “Agreement”), is by and between Treaty Oak Bancorp, Inc., a Texas corporation (“Bancorp”), and Treaty Oak Holdings, Inc., a Texas corporation (the “Company” and, together with Bancorp, the “Parties”).

WHEREAS, this Agreement provides for the acquisition of the Company by Bancorp by virtue of the merger of the Company with and into Bancorp (the “Merger”);

WHEREAS, as a result of the Merger, all of the issued and outstanding shares of the Company’s Common Stock, par value of $0.01 per share (the “Company Common Stock”), and the Company’s Preferred Stock, par value $10.00 per share (the “Company Preferred Stock”), shall be converted into and exchanged for shares of Bancorp’s Common Stock, par value $0.01 per share (the “Shares”), in the manner provided in this Agreement;

WHEREAS, the Board of Directors of Bancorp and the Board of Directors of the Company have each approved this Agreement and the proposed transactions contemplated hereby and have authorized the execution hereof, and the Board of Directors of Bancorp and the Board of Directors of the Company have adopted a resolution recommending that the plan of merger set forth in this Agreement be approved by the shareholders of Bancorp and the Company; and

WHEREAS, the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Code.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I
THE MERGER

Section 1.01           The Merger.  Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, the Company shall be merged with and into Bancorp at the Effective Time (as defined below), in accordance with the provisions of Part Five of the Texas Business Corporation Act (the “TBCA”), and the separate corporate existence of the Company shall cease.  Bancorp shall be the surviving corporation in the Merger (sometimes referred to as the “Surviving Corporation”) and shall continue its corporate existence under the Laws of the State of Texas.

Section 1.02           Effective Time.  Subject to the provisions of this Agreement, at the Closing the Company and Bancorp shall duly execute and file articles of merger (the “Articles of Merger”) with the Secretary of State of the State of Texas under Article 5.04 of the TBCA.  The Merger will become effective when the Articles of Merger are filed in the office of the Secretary of State of the State of Texas and a certificate of merger is issued by the office of the Secretary of State of the State of Texas pursuant to Article 5.05 of the TBCA, or at such later date or time as Bancorp and the Company shall agree and specify in the Articles of Merger in accordance with Article 10.03 of the TBCA (the time the Merger becomes effective, the “Effective Time”).

Section 1.03           Effects of the Merger.  The Merger shall have the effects provided by this Agreement and as set forth in the TBCA and other applicable Law.

Section 1.04           Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any further action on the part of the Parties or any holder of Company Common Stock or Company Preferred Stock:

(a)           Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and Treasury Shares) shall be converted into the right to receive 0.8121 Shares, and each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares or Treasury Shares) shall be converted into the right to receive 1.2034 Shares (all of such Shares issued to the holders of the Company Common Stock and the Company Preferred Stock are sometimes referred to herein as the “Merger Consideration”).  At the Effective Time, all shares of Company Common Stock and Company Preferred Stock (collectively, the “Company Capital Stock”) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any shares of Company Capital Stock (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration for each share of Company Capital Stock represented by the Certificate or, in the case of Dissenting Shares, the rights set forth in Section 1.05.

(b)           Any shares of Company Capital Stock held directly or indirectly by the Company (collectively, the “Treasury Shares”) shall be cancelled and retired at the Effective Time, and no consideration shall be issued in exchange therefor.

(c)           At the Effective Time, the stock transfer books of the Company shall be closed, and no transfer of Company Capital Stock theretofore outstanding shall thereafter be made.

(d)           If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Capital Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or otherwise, an appropriate and proportionate adjustment shall be made to the Merger Consideration.

Section 1.05           Dissenting Shares.  Notwithstanding any other provision contained in this Agreement, shares of Company Capital Stock that are issued and outstanding as of the Effective Time and that are held by a shareholder who has not voted such shares in favor of the Merger and who has otherwise taken all of the steps required by Article 5.12 of the TBCA to properly exercise and perfect such shareholder’s dissenter’s rights (any such shares being referred to herein as “Dissenting Shares”) shall be deemed to have ceased to represent any interest in the Surviving Corporation as of the Effective Time and shall be entitled to those rights and remedies set forth in Articles 5.11, 5.12 and 5.13 of the TBCA; provided, however, that in the event that a shareholder of the Company fails to perfect, withdraws or otherwise loses any such right or remedy granted by the TBCA, the shares of Company Capital Stock held by such shareholder shall be converted into and represent only the right to receive the Merger Consideration specified in this Agreement.  The Company shall give Bancorp (a) prompt notice of any notice or demand for appraisal or payment for shares of Company Capital Stock received by the Company, and (b) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands or notices.  The Company shall not, without the prior written consent of Bancorp, make any payment with respect to, or settle, offer to settle or otherwise negotiate any such demands.

Section 1.06           Exchange Procedures.

(a)           All Certificates shall be delivered to Bancorp at the Closing.  Upon surrender of a Certificate to Bancorp for exchange, Bancorp will instruct its transfer agent to issue to such holder certificates evidencing the applicable Merger Consideration.  The holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of Shares that such holder has the right to receive pursuant to the terms hereof, and the Certificate so surrendered shall be cancelled.  Until surrendered as contemplated by this Section 1.06, each Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive upon such surrender a certificate representing Shares as contemplated by this Section 1.06.

(b)           If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Bancorp, the posting by such Person of a bond, in such reasonable amount as Bancorp may direct, as indemnity against any claim that may be made against either of them with respect to such Certificate, Bancorp shall cause the transfer agent to shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled.

(c)           Notwithstanding the foregoing, neither Party shall be liable to any former holder of Company Capital Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(d)           Bancorp shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Capital Stock such amounts as Bancorp is required to deduct and withhold with respect to the making of such payment under the Code.  To the extent that amounts are so withheld by Bancorp, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Capital Stock in respect of which such deduction and withholding was made by Bancorp.

Section 1.07           Stock Options.  At the Effective Time, each outstanding option to purchase shares of Company Common Stock (each, a “Company Option”) whether vested or unvested, shall be, in connection with the Merger, assumed by Bancorp.  Each Company Option so assumed by Bancorp under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the respective option agreements immediately prior to the Effective Time, except that (i) such Company Option shall be exercisable only for that number of whole shares of Bancorp Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by 0.8121, rounded down to the nearest whole number of shares of Bancorp Common Stock, and (ii) the per share exercise price for the shares of Bancorp Common Stock issuable upon exercise of such assumed Company Option shall be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by 0.8121, rounded up to the nearest whole cent.  As of the date of this Agreement, there are outstanding Company Options to acquire 40,000 shares of Company Common Stock held by four (4) individuals.

ARTICLE II
THE CLOSING AND THE CLOSING DATE

Section 2.01           Closing; Closing Date.  On the terms and subject to the conditions set forth in this Agreement, a closing (the “Closing”) shall take place at the offices of Jenkens & Gilchrist, A Professional Corporation, 401 Congress Ave., Suite 2500, Austin, Texas  78701 at 10:00 a.m. on a date designated by Bancorp, which shall be no later than the fifth (5th) Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article VII, Article VIII and Article IX; provided, however, that if on such date the conditions set forth in Article VII, Article VIII and Article IX have not been satisfied or waived (subject to applicable Law) (other than those conditions that by their nature are to be satisfied or waived at the Closing, but in all cases subject to satisfaction thereof), the Closing shall take place on the second (2nd) Business Day immediately following the date on which such conditions have been so satisfied or waived.  The date on which the Closing actually occurs is referred to herein as the “Closing Date.”  The Effective Time of the Merger shall be determined in accordance with Section 1.02.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Bancorp as follows:

Section 3.01           Organization and Qualification of the Company and its Subsidiaries.  The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Texas.  Each Subsidiary of the Company is duly incorporated, validly existing and in good standing under the Laws of the State of Texas.  Each of the Company and its Subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.02           Authority; Binding Agreement.

(a)           The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary action of the Company (other than (i) the approval of this Agreement by the affirmative vote of the holders of two-thirds of the outstanding shares of Company Common Stock (voting as a class) entitled to vote thereon and (ii) the approval of two-thirds of the outstanding shares of Company Preferred Stock (voting as a class) entitled to vote thereon).  This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Bancorp, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equitable principles (regardless of whether such enforceability is considered in equity or at law).

(b)           By resolutions duly adopted at a meeting of the Board of Directors of the Company duly called and held on July 25, 2006, by the affirmative vote of the Board of Directors of the Company required to vote pursuant to the Articles of Incorporation of the Company and the applicable provisions of the TBCA, the Board of Directors of the Company has duly (i) adopted a resolution recommending that this Agreement be approved by the shareholders of the Company, and (ii) approved and adopted this Agreement (the “Company Board Approval”).  The Board of Directors of the Company has directed that this Agreement be submitted to the shareholders of the Company for their approval via written consent.  The Company Board Approval constitutes approval of this Agreement by the Board of Directors of the Company for all purposes under and in accordance with the TBCA.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BANCORP

Bancorp hereby represents and warrants to the Company as follows:

Section 4.01           Organization and Qualification of Bancorp.  Bancorp is a bank duly formed, validly existing and in good standing under the Laws of the State of Texas, and is a bank holding company registered under the BHCA.  Bancorp shall have the requisite power and authority and all necessary governmental approvals to own, lease and operate its respective properties and to carry on its business as it is now or then being conducted, respectively.  Bancorp is duly qualified or licensed to do business, and in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, have a Bancorp Material Adverse Effect.

Section 4.02           Authority; Binding Agreement.  Bancorp has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement by Bancorp and the consummation by Bancorp of the transactions contemplated hereby have been duly and validly authorized by all necessary action of Bancorp.  This Agreement has been duly and validly executed and delivered by Bancorp and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of Bancorp, enforceable against Bancorp in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equitable principles (regardless of whether such enforceability is considered in equity or at law).

ARTICLE V
MUTUAL COVENANTS OF THE PARTIES

Section 5.01           Commercially Reasonable Efforts.  Subject to the terms and conditions of this Agreement, each of Bancorp and the Company agrees to use its commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable Laws, so as to enable the Parties to consummate, as soon as practicable, the Merger and the other transactions contemplated hereby that are required to be performed prior to or at the Effective Time, including the satisfaction of the conditions set forth in this Agreement, and the Parties shall cooperate fully with each other to that end.

Section 5.02           Appropriate Actions; Consents; Filings.

(a)           Bancorp and the Company shall use their commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise in order to consummate and make effective the transactions contemplated by this Agreement that are intended to be consummated prior to the Effective Time as promptly as practicable hereafter; (ii) obtain from any Governmental Entity any Government Approvals required to be obtained or made by the Company or Bancorp or any of their respective Subsidiaries, or to avoid or cause to be withdrawn or terminated, without prejudice to the Parties, any action or proceeding by any Governmental Entity, in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger as contemplated hereby; and (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required (A) under the BHCA, (B) under the Exchange Act, (C) under the Texas Finance Code (the “Texas Finance Code”), (D) under any other applicable federal or state securities Laws, and (E) under any other applicable Law; provided that the Company and Bancorp shall cooperate with each other in connection with the preparation and making of all such filings, including, if requested and subject to applicable Law, by providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith provided that the reviewing party agrees to act reasonably and as promptly as practicable.  The Company and Bancorp shall furnish to each other all information reasonably required for any application or other filing under applicable Law in connection with the transactions contemplated by this Agreement.  Notwithstanding the foregoing, nothing contained herein shall be deemed to require Bancorp to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of third parties or Governmental Entities, that would reasonably be expected to have a material adverse effect on either the Company or Bancorp (measured on a scale relative to the Company) (a “Materially Burdensome Regulatory Condition”).

(b)           Each of Bancorp and the Company shall promptly advise the other upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such Party to believe that there is a reasonable likelihood that any Governmental Approval will not be obtained or that the receipt of any such approval may be materially delayed.

(c)           The Company and Bancorp shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, commercially reasonable efforts to obtain any third party consents that are necessary, proper or advisable to consummate the transactions contemplated in this Agreement.

ARTICLE VI
COVENANTS OF THE COMPANY

Section 6.01           Conduct of Business by the Company Pending the Closing.  The Company agrees that, between the date of this Agreement and the Effective Time, except as specifically required or permitted by this Agreement or required by Law, unless Bancorp shall otherwise consent thereto in writing, the Company shall, and shall cause each of its Subsidiaries to, conduct its operations only in the ordinary and usual course of business consistent with past practice and, to the extent consistent therewith, use its reasonable best efforts to preserve intact its business organizations and maintain its rights, franchises and existing goodwill and relations with customers, suppliers, creditors, lessors, lessees, employees and business associates.  In addition, the Company shall not, and shall not permit its Subsidiaries to, take any action that the Company knows, at the time it prepares to take or takes such action, would (i) materially adversely affect or delay the ability of the Company or Bancorp to perform any of their respective material obligations in a timely basis under this Agreement or (ii) have or be reasonably expected to have a Company Material Adverse Effect.  By way of amplification and not limitation, except as specifically required or permitted by any other provision of this Agreement or required by Law, between the date of this Agreement and the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Bancorp:

(a)           amend or otherwise change its Articles of Incorporation or Bylaws or equivalent organizational documents or take any action to exempt any Person (other than Bancorp or its Subsidiaries) or any action taken by any Person from any Takeover Statute or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;

(b)           sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any material property or assets of the Company, except pursuant to existing Contracts or commitments or the sale or purchase of goods or the pledge of securities in the ordinary course of business consistent with past practice; or

(c)           authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

Section 6.02           Access to Information; Confidentiality.  Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company or any of its Subsidiaries is a party, from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries and each of their respective directors, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors, and agents and other representatives (collectively, “Representatives”) to, subject to applicable Law, (a) provide Bancorp and its Representatives with access at reasonable times upon reasonable prior notice to the officers, employees, agents, properties, offices and other facilities of the Company and its Subsidiaries and to the books and records thereof and (b) furnish promptly such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of the Company and its Subsidiaries as Bancorp and its Representatives may reasonably request, provided that (i) the Company shall not be required to allow access to any information reasonably relating to the Company’s evaluation of the Merger, this Agreement or any of the transactions contemplated hereby, or any other information relating to any pending or threatened litigation that the Company reasonably believes, after consultation with legal counsel, could result in a waiver of any attorney-client privilege with respect to such litigation and (ii) such access and furnishing of information does not materially impair the Company’s ability to conduct its operations in the ordinary course of business.  No investigation by Bancorp or its Representatives pursuant to this Section 6.02 shall affect the representations and warranties of the Company set forth in this Agreement.

Section 6.03           Shareholder Meeting and Approval.

(a)           The Company shall seek and shall use its commercially reasonable efforts to obtain the Company Shareholder Approval, in accordance with the applicable provisions of the Company’s Articles of Incorporation and Bylaws, the TBCA and this Agreement, at a duly called and noticed meeting of the shareholders of the Company to be held for the purpose of considering and voting on the approval of that matter or, alternatively, executing a written consent in lieu thereof.

(b)           The Board of Directors of the Company has adopted a resolution recommending the approval of this Agreement to the Company’s shareholders.  Neither the Company nor the Board of Directors of the Company (nor any committee thereof) shall, in a manner adverse to Bancorp, (i) withdraw, modify or qualify, or propose to withdraw, modify or qualify, the recommendation by such Board of Directors of this Agreement to the Company’s shareholders or (ii) take any action or make any statement in connection with the Company’s Shareholder Meeting inconsistent with such approval.

(c)           Bancorp shall seek and shall use its commercially reasonable efforts to obtain the Bancorp Shareholder Approval, in accordance with the applicable provisions of Bancorp’s Articles of Incorporation and Bylaws, the TBCA and this Agreement, at a duly called and noted meeting of the shareholders of Bancorp to be held for the purpose of considering and voting on the approval of that matter.

ARTICLE VII
CONDITIONS TO THE OBLIGATIONS
OF BOTH PARTIES TO CONSUMMATE THE MERGER

Section 7.01           Conditions to Obligations of Each Party Under this Agreement.  The respective obligations of each Party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived in writing, in whole or in part, to the extent permitted by applicable Law:

(a)           Shareholder Approvals.  The Company Shareholder Approval and Bancorp Shareholder Approval shall have been obtained in accordance with applicable Law.

(b)           Injunction; Illegality.  No Governmental Entity, nor any federal or state court of competent jurisdiction or arbitrator shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or arbitration award or other order which is in effect and prevents or prohibits consummation of the Merger.

ARTICLE VIII
CONDITIONS TO THE OBLIGATIONS OF THE COMPANY

Section 8.01           Conditions to Obligations of the Company.  The obligations of the Company to effect the Merger shall also be subject to the satisfaction, at or prior to the Effective Time, of the following conditions, any or all of which may be waived in writing by the Company, in whole or in part, to the extent permitted by applicable Law:

(a)           Representations and Warranties.  The representations and warranties of Bancorp set forth in this Agreement shall have been true and correct when made and on and as of the Effective Time as if made as of the Effective Time (except representations and warranties made as of a specified date, which need be true and correct only as of the specified date), except where the failure to be so true and correct (without regard to any Bancorp Material Adverse Effect or materiality qualifications set forth in any such representation or warranty) would not reasonably be expected, individually or in the aggregate, to have a Bancorp Material Adverse Effect.

(b)           Performance of Obligations of Bancorp.  Bancorp shall have performed in all material respects all of the agreements, covenants and obligations in this Agreement required to be performed by it on or prior to the Effective Time.

(c)           Officer’s Certificate.  The Company shall have received a certificate, dated as of the Effective Time, signed on behalf of Bancorp by a duly authorized person, certifying to the fulfillment of the conditions stated in Section 8.01(a)-(b).

(d)           Government Approvals.  All Government Approvals (if any) required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

(e)           Registration Rights.  The Company shall have executed and delivered a Registration Rights Agreement in substantially the form of Exhibit A attached hereto to each of the Company’s shareholders receiving Merger Consideration hereunder.

ARTICLE IX
CONDITIONS TO THE OBLIGATIONS OF BANCORP

Section 9.01           Conditions to Obligations of Bancorp.  The obligations of Bancorp to effect the Merger shall also be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived in writing by Bancorp, in whole or in part, to the extent permitted by applicable Law:

(a)           Representations and Warranties.  The representations and warranties of the Company set forth in this Agreement, shall have been true and correct when made and on and as of the Effective Time as if made as of the Effective Time (except representations and warranties made as of a specified date, which need be true and correct only as of the specified date), except where the failure to be so true and correct (without regard to any Company Material Adverse Effect or materiality qualifications set forth in any such representation or warranty) would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

(b)           Performance of Obligations of the Company.  The Company shall have performed in all material respects all of the agreements, covenants and obligations in this Agreement required to be performed by it on or prior to the Effective Time.

(c)           Officer’s Certificate.  Bancorp shall have received a certificate, dated as of the Effective Time, signed on behalf of the Company by its Chief Executive Officer or Chief Financial Officer, certifying to the fulfillment of the conditions stated in Section 9.01(a)-(b).

(d)           Government Approvals.  All Government Approvals (if any) required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, and no such Government Approval shall have resulted in the imposition of a Materially Burdensome Regulatory Condition.

(e)           Dissenting Shares.  The aggregate number of shares of Company Capital Stock held by Persons who have taken all of the steps required prior to the Effective Time to perfect their right to be paid the fair market value of such shares as dissenting shareholders under the TBCA shall be less than ten percent (10%) of the outstanding shares of Company Capital Stock.

ARTICLE X
TERMINATION, AMENDMENT AND WAIVER

Section 10.01         Termination.  This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating Party or Parties, whether before or after approval of this Agreement by the shareholders of the Company:

(a)           By mutual written consent of Bancorp and the Company;

(b)           By either Bancorp or the Company, if the Effective Time shall not have occurred on or before November 30, 2006 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 10.01 shall not be available to any Party whose failure to fulfill any of its obligations under this Agreement shall have been a principal reason for or a principal cause of the failure of the Effective Time to occur on or before such date;

(c)           By either Bancorp or the Company, if any Governmental Entity that must issue a Government Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(d)           By Bancorp, if the Board of Directors of the Company shall have: (i) failed to recommend to its shareholders the approval of this Agreement; or (ii) effected a change in the Company Board Recommendation;

(e)           By the Company, if the Board of Directors of Bancorp shall have (i) failed to recommend to its shareholders the approval of this Agreement; or (ii) effected a change in the Bancorp Board of Directors recommendation to the Bancorp shareholders regarding the transaction contemplated hereby;

(f)            By either the Company or Bancorp (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Bancorp, in the case of a termination by the Company, or the Company, in the case of a termination by Bancorp, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 8.01, Section 9.01, or Section 10.01, as the case may be, and which is not cured within thirty (30) days following written notice to the Party committing such breach or by its nature or timing cannot be cured within such time period; or

(g)           By either the Company or Bancorp if the requisite affirmative vote of the holders of Company Common Stock and Company Preferred Stock shall not have been obtained at the Meeting to be held pursuant to Section 6.03 duly convened therefor (or by written consent in lieu thereof) or at any adjournment or postponement thereof at which a vote on such approval was taken; provided that each of the Company and Bancorp shall only have the right to terminate this Agreement pursuant to this Section 10.01 on or prior to the 30th day after the date of the Company’s Shareholder Meeting.

The Party desiring to terminate this Agreement pursuant to any clause of this Section 10.01 (other than clause (a)) shall give written notice of such termination to the other Party in accordance with Section 10.01, specifying the provision or provisions hereof pursuant to which such termination is effected.

Section 10.02         Effect of Termination.

(a)           Survival.  In the event of termination of this Agreement as provided in Section 10.01, this Agreement shall forthwith become void and of no effect, and none of Bancorp, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, except that the provisions of Section 6.02, Section 11.01, Section 11.02, Section 11.06, Section 11.07, Section 11.08, Section 11.09, Section 11.10, shall survive any termination of this Agreement pursuant to Section 10.01.

Section 10.03         Amendment.  This Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Company; provided, however, that after any approval of this Agreement by the shareholders of the Company, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires such further approval under applicable Law.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

Section 10.04         Extension; Waiver.  At any time prior to the Effective Time, any Party may (a) extend the time for the performance of any of the obligations or other acts of any other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other Party with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement by the shareholders of the Company, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof which, by Law, requires further approval by such shareholders.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by each of the Parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent failure to comply with the same obligation, covenant, agreement or condition or any failure to comply with any other obligation, covenant, agreement or condition by the Party whose performance was waived.

ARTICLE XI
GENERAL PROVISIONS

Section 11.01         Survival After the Effective Time.  None of the representations and warranties in this Agreement or in any schedule, instrument or any other document delivered pursuant to this Agreement shall survive the Effective Time.  This Section 11.01 shall not limit any covenant or agreement of the Parties which by its terms contemplates or provides for performance after the Effective Time or after any termination of this Agreement pursuant to Section 10.01(a) hereof, each of which covenants or agreements shall survive the consummation of the Merger or termination of this Agreement, as applicable, until such covenant or agreement has been fully and faithfully performed.

Section 11.02         Notices.  Any notices or other communications required or permitted under, or otherwise given in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next Business Day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by national overnight courier, in each case as follows:

If to Bancorp, to:

Treaty Oak Bancorp, Inc.
101 Westlake Drive
Suite 110
Austin, Texas 78746
Facsimile: (512) 617-3643
Attention: Jeffrey L. Nash, President

With a copy to:

John A. Menchaca, Esq.
Jenkens & Gilchrist, A Professional Corporation
401 Congress Avenue
Suite 2500
Austin, Texas 78701
Facsimile: (512) 499-3810

If to the Company, to:

Treaty Oak Holdings, Inc.
101 Westlake Drive
Suite 110
Austin, Texas 78746
Facsimile: (512) 617-3643
Attention: Jeffrey L. Nash, President

With a copy to:

Walter J. Batla, Esq.
Dodd & Batla
One Commodore Plaza
800 Brazos, Suite 1400
Austin, Texas 78701
Facsimile: (512) 472-1522

Section 11.03         Certain Definitions.  For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Bancorp Material Adverse Effect” shall mean, with respect to Bancorp, any Effect that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Bancorp Material Adverse Effect, is or would be reasonably expected to prevent or materially delay the performance by Bancorp of any of its obligations under this Agreement, the consummation of the Merger or the other transactions contemplated by this Agreement.

“Bancorp Shareholder Approval” means the approval of this Agreement by the affirmative vote (in person or by proxy) of the holders of two-thirds of the outstanding shares of Bancorp Common Stock.

“BHCA” means the Bank Holding Company Act of 1956, as amended.

“Business Day” means any day other than Saturday, Sunday, any federal holiday or any other day on which banks doing business in the State of Texas are authorized to be closed.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Company Material Adverse Effect” means, when used in connection with the Company or its Subsidiaries, any change, event, violation, inaccuracy, effect, circumstance, occurrence or development (each, an “Effect”) that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, is or would be reasonably expected to (a) be materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole, other than such Effects reasonably attributable to (i) economic conditions generally in the United States, conditions in the financial or securities markets in general or conditions in general in the banking industry and markets in which such entity conducts its businesses, except to the extent such changes materially and disproportionately affect, in an adverse manner, the Company and its Subsidiaries considered as a whole; (ii) changes in banking and similar Laws of general applicability or interpretations thereof by courts or Governmental Entities; or (iii) public disclosure or consummation of this Agreement or the transactions contemplated hereby; or (b) prevent or materially delay the performance by the Company of any of its obligations under this Agreement, the consummation of the Merger or the other transactions contemplated hereby.

“Company Shareholder Approval” means the approval of this Agreement by the affirmative vote (in person or by proxy) of the holders of two-thirds of the outstanding shares of Company Common Stock (voting as a class) and the holders of two-thirds of the outstanding Shares of the Company Preferred Stock (voting as a class).

“Contracts” means any of the agreements, contracts, leases, powers of attorney, notes, loans, evidence of indebtedness, letters of credit, settlement agreements, franchise agreements, covenants not to compete, employment agreements, licenses, instruments, obligations, commitments and executory commitments to which any Person is a party or to which any of its assets are subject, whether oral or written.

“Equity Interest” means any share, capital stock, partnership, membership or similar interest in any entity, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“Exchange Act” shall mean Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Government Approvals” shall mean, where applicable, all consents, approvals, authorizations, permits or orders of Governmental Entities that are required by applicable Law to be obtained to permit the Parties to consummate the Merger, including those required under the BHCA, the Texas Finance Code, the Exchange Act, and any other consents, approvals, authorizations or permits from Governmental Entities that may be required by the TBCA.

“Governmental Entity” means any domestic or foreign, federal, state or local governmental, administrative, judicial or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity, or any applicable industry self-regulatory organization.

“knowledge” of any Person which is not an individual means, with respect to any specific matter, the actual knowledge of such Person’s executive officers and any other officer having primary responsibility for such matter after reasonable inquiry.

“Law” means any foreign or domestic, federal, state or local law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding of any Governmental Entity.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” of any Person means any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, a majority of the stock or other Equity Interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation, partnership, joint venture or other legal entity.

Section 11.04         Terms Defined Elsewhere.  The following terms are defined elsewhere in this Agreement, as indicated below:

DEFINED TERMS	SECTION
Agreement	Preamble
Articles of Merger	Section 1.02
Bancorp	Preamble
Certificate	Section 1.04(a)
Closing	Section 2.01
Closing Date	Section 2.01
Company	Preamble
Company Board Approval	Section 3.02(b)
Company Capital Stock	Section 1.04
Company Common Stock	Recitals
Company Option	Section 1.07
Company Preferred Stock	Recitals
Company’s Shareholder Meeting	Section 6.03(a)
Dissenting Shares	Section 1.05
Effective Time	Section 1.02
Materially Burdensome Regulatory Condition	Section 5.02(a)
Merger	Recitals
Merger Consideration	Section 1.04(a)
Parties	Preamble
Representatives Shares	Section 6.02 Recitals
Surviving Corporation	Section 1.01
TBCA	Section 1.01
Termination Date	Section 10.01(b)
Texas Finance Code	Section 5.02(a)
Treasury Shares	Section 1.04(b)

Section 11.05         Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic (including the aggregate Merger Consideration) and legal substance of the transactions contemplated hereby, taken as a whole, are not affected in any manner materially adverse to any Party; provided that for purposes of clarification, any change in the Merger Consideration shall be deemed to be “materially adverse.”  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 11.06         Entire Agreement.  This Agreement (together with the Exhibits, Bancorp Disclosure Schedule and Company Disclosure Schedule and the other documents delivered pursuant hereto) constitute the entire agreement of the Parties and supersede all prior agreements and undertakings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof, and except as otherwise expressly provided herein, are not intended to confer upon any other Person any rights or remedies.

Section 11.07         Assignment; Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other Party, and any attempt to make any such assignment without such consent shall be null and void.  This Agreement shall be binding upon and inure solely to the benefit of each Party and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.08         Attorneys’ Fees and Costs.  In the event attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.

Section 11.09         Mutual Drafting.  Each Party has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive arms-length negotiations between the Parties.  The Parties hereby acknowledge that each Party and its counsel have reviewed and revised this Agreement and that no rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall be employed in the interpretation of this Agreement (including all of the Schedules and Exhibits) or any amendments hereto or thereto.

Section 11.10         Interpretation.  When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  This Agreement shall not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable Law.

Section 11.11         Governing Law; Jurisdiction.  This Agreement shall be governed and construed in accordance with the laws of the State of Texas applicable to contracts made and wholly-performed within such state, without regard to any applicable conflicts of law principles.  The Parties agree that any suit, action or proceeding brought by either Party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in Travis County, Texas.  Each of the Parties submits to the exclusive jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding.  Each Party irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 11.12         Counterparts.  This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which executed counterparts and any photocopies and facsimile copies thereof, shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[Signature page follows]

IN WITNESS WHEREOF, Bancorp and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BANCORP:

TREATY OAK BANCORP, INC.,
a Texas corporation

By:
Jeffrey L. Nash,
President

THE COMPANY:

TREATY OAK HOLDINGS, INC.,
a Texas corporation

By:
Jeffrey L. Nash,
President

EXHIBIT A

Form of Registration Rights Agreement